EXHIBIT 99.1

2012 PRESIDENT’S ANNUAL REPORT TO SHAREHOLDERS

June 14, 2012

Beginning with my 2010 Annual Report to Shareholders, I have started my remarks with comments about the striking similarities in my message each year. More specifically, each year I have talked about increases in our noninterest-bearing deposits, increases in our net income, our stable asset quality, and our stable expenses. I have even used the term “boring” to describe our Company’s slow but steady progress over the years. My 2012 Report will not be any different.

Once again, we believe our Company is meeting your expectations for our performance. A quick look at the past two calendar quarters should be reassuring to all of us.

As our first slide shows, comparing our net income for both the First Quarter 2012 and Fourth Quarter 2011 with our net income for both the First Quarter 2011 and Fourth Quarter 2010 shows a period-over-period increase in our net income of 9.6%. I picked this six-month comparison for a specific reason. Historically, absent extraordinary items or gains on the sale of securities, our operating results are weakest in the first calendar quarter of each year and strongest in the fourth calendar quarter of each year. Together, these two calendar quarters provide a representative view of our financial performance. This snapshot shows the steady improvement in our net income on a year-over-year basis.

I have spoken and written often about the relative stability of our operating expenses. The next slide shows that our noninterest-expense for the first calendar quarter of each of the past four years has remained remarkably stable, even with our growth in assets, loans and deposits.

In previous years, I also spoke of our focus on growing our core deposits and particularly our noninterest-bearing deposits. The next slide shows the latest monthly data for our average deposit balances. On this slide, from May 2011 to May 2012, the average balances of our total core deposits and our noninterest-bearing deposits increased by 22% and 12%, respectively. Certificates of Deposit as a source of funding for the Company continue to decline both in absolute terms as well as a percentage of total deposits.

While I enjoy giving you these statistics from the past, my focus is on 2012 and beyond. Throughout my career, I have tried to acknowledge how things are rather than how I would like them to be. Candidly, current conditions are not favorable to the core operations of community banks. Slow economic growth means slow loan growth for the industry as a whole. Loan growth for community banks now comes primarily from refinancing loans at other banks or, at some community banks but not ours, financing more speculative real estate transactions. This refinancing activity leads to deterioration in the average yields of the loan portfolios of all community banks. Investment in securities is not an appealing option. The prevailing extraordinarily low interest rate environment means only nominal returns on securities with substantial interest rate risk. Worst of all, Chairman Bernanke and the Federal Reserve Board tell us that these conditions are likely to exist until late 2014.

With this background, we believe the only way to increase our net income safely is to become even more efficient. How do we become more efficient?

We must analyze every aspect of our business: the services that we offer to our clients, our administrative structure and staffing, and our branch locations, operating hours and staffing. In April and early May of this year, we engaged in a systematic study of our Company. All of our employees completed daily activity logs in time increments and daily client logs to document exactly what we did over the course of the work day and precisely for whom we did it. With these logs, we have ascertained the actual allocation of our resources to specific activities and services and to specific clients.

Historically, small metropolitan community banks like ours have tried to compete with the megabanks for consumer customers as well as business customers. If this ever made business sense, it certainly does not now. The regulatory costs, technology costs, personnel costs, facilities costs and marketing costs associated with trying to compete effectively for consumer customers have reached appalling levels. Quite simply, it is a burden we can no longer carry and still provide excellent service to our core business clients and an appropriate investment return to our shareholders.

In recognition of this, we no longer offer certain consumer services for which we have little demand and that frankly are best left to the megabanks and to the credit unions. We no longer offer consumer car loans, consumer installment loans, consumer savers’ loans, traveler’s checks or individual retirement accounts. Our overdraft protection program no longer permits revolving balances.

We are also analyzing our branch delivery system and planning for the future. For the banking industry as a whole, branch transactions are declining as a percentage of total transactions as consumers and businesses shift to electronic delivery systems. This trend is even more pronounced at our Company because of the large amount of business accounts in our deposit base. Furthermore, our internal study shows that the preponderance of our branch transactions takes place in the relatively narrow time period between 10:00 a.m. and 2:00 p.m. each day. This data will be the basis for the changes that we expect to make over the next twelve months.

We are studying our branch locations, our branch operating hours, and our branch staffing very carefully, but we have not yet reached any final conclusions. Similarly, we are studying our deposit and loan administrative functions for opportunities to improve our operational efficiencies and to integrate these functions even more directly with our banking centers. We expect that over time the employees in our banking centers will also have multiple administrative responsibilities beyond the traditional branch functions of paying and receiving and opening and closing of deposit accounts.

As you can tell from my remarks, I do not yet have the answers to the many questions that are before us. But I am excited about our prospects for the future because we are asking the right questions and will act appropriately when we have the answers. We are embracing the opportunity to structure our Company to address the current realities of community banking and evolving client preferences. I envision a more efficient and a more profitable Company in the years ahead as a result of this process.

Thank you. Our Chairman of the Board, Mr. Meredith, and I will be happy to answer any questions that you might have.

2

Comparison of Six Months of Net Income
for First Quarter, 2012, and Fourth Quarter, 2011,
to First Quarter, 2011, and Fourth Quarter, 2010.
Increase of 9.6%
Fourth Quarter, 2010
First Quarter, 2011 $   560 $   630 First Quarter, 2012
Net Income
(000’s Omitted)
$1,186 $1,300 TOTAL
626 670 Fourth Quarter, 2011

Comparison of Noninterest Expense for
First Quarter, 2012, First Quarter, 2011,
First Quarter, 2010 and First Quarter 2009
First Quarter, 2009
First Quarter, 2011 $2,072 $2,081 First Quarter, 2012
Noninterest Expense
(000’s Omitted)
$2,059 $2,246 First Quarter, 2010

Comparison of Average Deposit Balances
for May, 2012, to May, 2011
12% $86 $96
Noninterest-Bearing
Deposits:
Percentage
Change
May, 2011 May, 2012
Total Deposits:
Certificates of Deposit:
Core Deposits:
11% $237 $264
<32%> 48 33
22% $189 $231
Average Balance
(In Millions)